EXHIBIT 99.1

CatchMark Expands Credit Facilities to $638 Million

ATLANTA - December 7, 2017- CatchMark Timber Trust, Inc. (NYSE: CTT) announced today the refinancing of its existing credit facilities through a syndicate led by CoBank, ACB, increasing its total credit capacity from $500 million to $638 million. The new debt facilities include a $35 million, five-year revolving line of credit, a $265 million seven-year multi-draw term loan, a $100 million seven-year term loan, a $119 million nine-year term loan, and a $119 million ten-year term loan.
The refinancing provides additional capital for future acquisitions, joint venture investments, and other general corporate purposes, including share repurchases. The refinancing also provides CatchMark with increased liquidity and a reduction in its effective interest cost.
The benefits of the new credit facility to CatchMark include:

•	Increases the facility size: The company’s borrowing capacity increases by more than $137 million to $638 million compared to the previous credit facilities.

•	Increases ability to fund JV investments: The capacity for joint venture investments more than doubles.

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Provides for extended and staggered maturities: Staggered debt maturities extend the weighted average life of the debt from 5.4 years to 8.9 years compared to the 6.2-year peer average. Maturities extend as far out as 2027.

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Improves pricing/interest rate profile: Lowered interest rate spreads and reduced fees cut annual costs compared to previous facilities by 25 basis points or approximately $800,000 based on current debt levels.

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Improves key financial covenant: Increase in maximum loan-to-value ratio from 45% to 50% provides immediate increase in borrowing availability of more than $110 million compared to the existing credit facilities and eliminates amortization requirements.

Jerry Barag, CatchMark's President and CEO, said: "In sum, the execution of this refinancing helps us to continue to grow strategically in 2018 and beyond. Our modest leverage remains in a comfortable range as we maximize available capital to continue to build our holdings of high-quality timberlands and further execute our joint venture strategy."
About CatchMark
CatchMark Timber Trust, Inc. (NYSE: CTT) is a self-administered and self-managed, publicly-traded REIT that strives to deliver superior risk-adjusted returns for all stakeholders through disciplined acquisitions, sustainable harvests and well-timed sales. Headquartered in Atlanta and focused exclusively on timberland ownership, CatchMark began operations in 2007 and owns interests in approximately 502,400 acres* of timberland located in Alabama, Florida,

Georgia, Louisiana, North Carolina, South Carolina, Tennessee and Texas. For more information, visit www.catchmark.com. From time to time, CatchMark releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts regarding new postings. Enrollment information is found in the "Investors Relations" section of www.catchmark.com.
*As of September 30, 2017
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. Forward-looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Such statements include the anticipated uses and benefits of the refinancing and our plans to continue to build our holdings of high-quality timberlands, further execute our joint venture strategy and continue to grow strategically in 2018 and beyond. Factors that could cause or contribute to such differences include, but are not limited to: (i) we may change our plans for the use of the borrowings, (ii) we may not generate the harvest volumes from our timberlands that we currently anticipate; (iii) the demand for our timber may not increase at the rate we currently anticipate or at all due to changes in general economic and business conditions in the geographic regions where our timberlands are located; (iv) the cyclical nature of the real estate market generally, including fluctuations in demand and valuations, may adversely impact our ability to generate income and cash flow from sales of higher-and-better use properties; (v) timber prices may not increase at the rate we currently anticipate or could decline, which would negatively impact our revenues; (vi) the supply of timberlands available for acquisition that meet our investment criteria may be less than we currently anticipate; (vii) we may be unsuccessful in winning bids for timberland that are sold through an auction process; (viii) we may not be able to access external sources of capital at attractive rates or at all; (ix) potential increases in interest rates could have a negative impact on our business; (x) our share repurchase program may not be successful in improving stockholder value over the long-term; (xi) our joint venture strategy may not enable us to access non-dilutive capital and enhance our ability to make acquisitions; and (xii) the factors described in Item 1A. Risk Factors of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, our quarterly report on Form 10-Q for the quarter ended June 30, 2017, and our other filings with Securities and Exchange Commission. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to update our forward-looking statements, except as required by law.
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Contacts
Investors:                Media:
Brian Davis                Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794                (203) 268-0158
info@catchmark.com            marybeth@millerryanllc.com